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                                                                     EXHIBIT 2.2

                           DATED    18TH MARCH 2005
                           ------------------------



                         (1) INTELEK PROPERTIES LIMITED

                                       AND

                          (2) XCEL CORPORATION LIMITED

                                       AND

                                 (3) INTELEK PLC

                                       AND

                             (4) EMRISE CORPORATION


                 _______________________________________________

                             SUPPLEMENTAL AGREEMENT








                                     THOMAS
                                      EGGAR
                                  76 Shoe Lane
                                     London
                                    EC1M 3JB
                               Tel: 0207 842 0000
                               Fax: 0207 842 3903




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THIS AGREEMENT is made the 18th day of March 2005

BETWEEN:

(1) INTELEK PROPERTIES LIMITED (a company incorporated and registered in England and Wales with company number 2487913) whose registered office is at PO Box 25, South Marston Park, Swindon, Wiltshire SN3 4TR ("THE VENDOR").

(2) XCEL CORPORATION LIMITED (a company incorporated and registered in England and Wales with company number 1969006) whose registered office is at Brunswick Road, Cobbs Wood, Ashford, Kent TN23 1EB ("THE PURCHASER").

(3) INTELEK PLC (a company incorporated and registered in England and Wales with company number 464296) whose registered office is at PO Box 25, South Marston Park, Swindon, Wiltshire SN3 4TR ("INTELEK").

(4) EMRISE CORPORATION whose principal executive office is at 9485 Haven Avenue, Suite 100, Rancho Cucamonga CA 91730 ("PURCHASER'S GUARANTOR").


NOW IT IS AGREED AS FOLLOWS:

         INTERPRETATION

         In this agreement unless expressly stated words and phrases shall have the same meaning as in the .

         AGREEMENT: means the agreement date 1st March 2005 entered into between the parties to this agreement relating to the sale and purchase of the entire issued share capital of the Company;

         BRIDGING LOAN: the loan of (pound)200,000 made by the Vendor to PEL on the Loan Date upon the terms and subject to the conditions of this agreement;

         COMPANY: Pascall Electronic (Holdings) Limited (a company incorporated and registered in England and Wales with company number 1756274) whose registered office is at PO Box 25, South Marston Park, Swindon, Wiltshire SN3 4TF;

         INTELEK ACCOUNT: means the account in the name of Intelek plc with Barclays Bank Plc Swindon, Sort Code 20-84-58, Account No. 30410365 or such other Sterling bank account in the United Kingdom as Intelek may notify to Xcel in writing prior to the Repayment Date.

         LOAN DATE: 17th March 2005;

         PEL: Pascal Electronics Limited (a company incorporated and registered in England and Wales with company number 1316674) whose registered office is at PO Box 25, South Marston Park, Swindon, Wiltshire SN3 4TF;

         REPAYMENT DATE: 31 March 2005.


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1.2      Clause headings do not affect the interpretation of this
         agreement.

1.3      A "PERSON" includes a corporate or unincorporated body.

1.4 Words in the singular include the plural and in the plural include the singular.

1.5      A reference to one gender includes a reference to any other gender.

1.6      References to clauses are to the clauses of this agreement.

2.       LOAN

2.1      The parties hereby agree that notwithstanding the provisions of
         Schedule 3 Part 1 Clause 2(f) and (o) of the Agreement (the terms of which the parties hereby agree to waive for the purposes of giving effect to this agreement) in order to facilitate Completion of the Agreement and to enable the Vendor to deliver to the Purchaser the releases required pursuant to Schedule 3 Part 2 Clause 1(m) of the Agreement Intelek has lent with effect from the Loan Date and PEL has accepted the Bridging Loan upon the terms set out in this agreement.

2.2 The Bridging Loan is made to PEL on an interest free basis subject to repayment in full of the Bridging Loan to Intelek in accordance with the provisions of clause 3.


3.       REPAYMENT

3.1 Xcel undertakes to Intelek to procure that PEL shall repay the Bridging Loan in full to Intelek on or before close of business on the Repayment Date whether such repayment is requested by Intelek or not.

3.2 Repayment of the Bridging Loan shall be effected by payment of the amount of the Bridging Loan into the Intelek Account as cleared funds prior to close of business on the Repayment Date.

3.3 In the event that PEL is unable for any reason to repay all or part of the Bridging Loan, Xcel undertakes to Intelek to procure that sufficient monies are made available to PEL to enable such payment to be made in full.

3.4 In the event that the Bridging Loan is not repaid in full by PEL to Intelek in cleared funds in the Intelek Account on or before close of business on the Repayment Date then not withstanding any other remedy Intelek may have Intelek shall be entitled in addition to the amount of any outstanding part of the Bridging Loan to interest on the part of the Bridging Loan which remains outstanding from the date repayment was due until the date repayment is received in cleared funds in the Intelek Account at a rate of 3% over the base lending rate of Barclays Bank plc London from time to time.

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4.       PENSION RETENTION

         4. The parties hereby agree that with effect from the date of this agreement clause 8 of the Agreement and the following definitions contained in clause 1.1 of the Agreement shall be amended to read as follows:

         "8.1 The Pension Retention shall on Completion be paid into the Retention Account which shall be opened by the Vendor's Solicitors for and to the order of the Purchaser's Solicitors and the Vendor's Solicitors (together "the Solicitors") with Barclays Bank PLC at the best rate of interest then prevailing for such an account.

         8.2 The Vendor shall procure that as soon as practicable and in any event within 30 days after Completion, the Actuary shall be instructed to certify the exact value of the proportionate amount attributable to PEL of the statutory shortfall in the Pension Scheme, assessed in accordance with Section 75 of the Pensions Act 1995 and the Occupational Pensions Scheme (Deficiency on Winding-up etc) Regulations 1996, being the debt due to the Scheme from PEL at Completion (being the time at which PEL ceased to be an "Associated Employer" in terms of Rule 34.1.5 of the Rules of the Pension Scheme) ("the Certificate").

         8.3 The Vendor and Intelek shall and the Purchaser shall procure that PEL shall disclose to the Actuary all relevant facts and information for the purposes of preparing the Certificate.

         8.4 The Vendor shall use its reasonable endeavours to procure delivery to the Purchaser of a copy of the Certificate as soon as reasonably practicable following Completion and no later than 90 days following Completion as provided in clause 8.2 (the Vendor being deemed to have accepted the Certificate by virtue of procuring the delivery of the Certificate to the Purchaser).

         8.5 Upon receipt by the Purchaser of the Certificate the Purchaser and the Vendor shall forthwith instruct and authorise the Solicitors to instruct the Vendor's Solicitors to pay to the trustees of the Pension Scheme the sum specified in the Certificate from the Pension Retention provided that:

         (a) in the event that the Pension Retention is insufficient to meet the amount shown on the Certificate to be due from PEL to the Pension Scheme the Vendor undertakes to the Purchaser to pay the amount of any shortfall to the trustees of the Pension Scheme in cash within 14 days of receipt of the Certificate by the Purchaser;

         (b) if the Certificate discloses that the amount of the debt due from PEL to the Pension Scheme is less than the amount of the Pension Retention the Solicitors shall instruct that the balance of any monies after the payment to the trustees of the Pension Scheme standing to the credit of the Retention Account less all bank charges and costs and together with all accrued interest shall be paid by the Vendor's Solicitors to the Vendor."

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     and

                  "RETENTION ACCOUNT: the retention account to be opened and operated by the Vendor's Solicitors pursuant to clause 8.1 to the order of the Purchaser's Solicitors and the Vendors' Solicitors."

5.       CONFIDENTIALITY AND ANNOUNCEMENTS

5. Save as provided for in this clause 5, the parties undertake to each other to keep confidential the existence of this agreement and its terms.

5.2      No party is required to keep confidential or to restrict its use of:

         (c) information that is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement; or

         (d)      to the extent that the disclosure is required:

                  (i)      by law; or

                  (ii) by the Listing Rules, the City Code on Takeovers and Mergers, the rules of the United States Securities and Exchange Commission or any similar applicable regulations or similar regulatory body, Taxation Authority or securities exchange; or

                           to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

                           under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

                  (iii) to protect the disclosing party's interest in any legal proceedings,

                  but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

5.3 No party shall make any announcement relating to this agreement or its subject matter without the prior written approval of all the other parties except as required by law or by any legal or regulatory authority.

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6.       WAIVER

6. Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

6.2 No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.


         THIRD PARTY RIGHTS

7. A person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

8.       SUCCESSORS

         The rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.


9.       GOVERNING LAW AND JURISDICTION

9.1 This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

9.2 The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.


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IN WITNESS whereof the parties hereto have executed this agreement as a deed the day and year first above written:

SIGNED as a deed by           )
INTELEK PROPERTIES LIMITED    )
acting by its director        )
and secretary or two directors)

Director.............../s/ Ian Duncan Brodie

Director/Secretary.../s/ Kevin Neil Edwards


SIGNED as a deed by
XCEL CORPORATION LIMITED      )
acting by its director        )
and secretary or two directors)

Director.............../s/ Graham J. Jefferies

Director/Secretary.../s/ For and On Behalf of Thomas Eggar Secretaries Limited

SIGNED as a deed by           )
INTELEK PLC                   )
acting by its director        )
and secretary or two directors)

Director.............../s/ Ian Duncan Brodie
Director/Secretary.../s/ Kevin Neil Edwards

SIGNED as a deed by           )
EMRISE CORPORATION            )
acting by its director        )
and secretary or two directors)

Director............/s/ Graham J. Jefferies

Secretary..................................


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